EXHIBIT 10.17

Execution Version

Reverse Transition Services Agreement
REVERSE TRANSITION SERVICES AGREEMENT (this “Agreement”) dated as of September 22, 2016 and effective as of September 28, 2016, (the “Effective Date”) by and between Valvoline Inc. (“Provider”), a Kentucky corporation, and Ashland Global Holdings Inc. (“Recipient”), a Delaware corporation and parent of Ashland LLC. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Separation Agreement dated as of September 22, 2016 (the “Separation Agreement”), by and between Recipient and Provider.
BACKGROUND
WHEREAS the board of directors of Ashland Inc. (as predecessor to Ashland LLC, a Kentucky limited liability company (“Ashland LLC”)) has determined to separate Ashland LLC into two independent, publicly traded companies, Recipient and Provider;
WHEREAS in connection with the Separation, Ashland LLC has become a wholly owned subsidiary of Recipient and, prior to the conversion to a limited liability company, the shareholders of Ashland Inc. have received shares of Recipient Common Stock in exchange for their Ashland Inc. shares;
WHEREAS Recipient and Provider have entered the Separation Agreement, which sets forth, among other things, the assets, liabilities, rights and obligations of Provider and Recipient for purposes of effecting the Separation; and
WHEREAS, in connection with the transactions contemplated by the Separation Agreement and in order to ensure a smooth transition following the Separation, Recipient and certain of its Affiliates have requested Provider and certain of its Affiliates to provide certain services to Recipient and its Affiliates for a period following the date hereof, and Provider has agreed to provide, or cause certain of its Affiliates to provide, such services, on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:
TERMS
1.Services.

(a)Furnishing of Services. During the Term (as defined below), Provider agrees to provide to Recipient and its Affiliates, or cause certain of its Affiliates to provide to Recipient and its Affiliates, the services specifically identified in, and in accordance with, Schedule A (each a “Service” and collectively, the “Services”). Recipient agrees to purchase, and cause its Affiliates to purchase, the Services in accordance with the terms of this Agreement.

(b)Additional Services. During the Term, Recipient may request that Provider provide services that are not specifically identified in Schedule A and not otherwise provided for under any other agreement between Provider and Recipient (each such service, an “Additional Service”). Provider shall consider any such request in good faith and, if Provider agrees to provide or cause such Additional Services to be provided, such Additional Services shall be provided on terms mutually agreed by the Parties in good faith and the Parties shall amend the provisions of Schedule A so that Schedule A includes the Additional Services. Any such Additional Services shall be deemed to be Services for all purposes of this Agreement.

(c)Migration Services. The Parties acknowledge the transitional nature of the Services and agree to cooperate in good faith to effectuate a smooth transition of the Services from Provider to Recipient. Provider shall, and shall use commercially reasonable efforts to cause any third-party provider of Services to, assist Recipient in connection with the transition from the performance of Services by Provider and its Affiliates to the performance of such Services by Recipient, which may include assistance with the transfer of records, migration of historical data, the transition of any such Service from the hardware, software, network and telecommunications equipment and internet-related information technology infrastructure (“Internal IT Systems”) of Provider to the Internal IT Systems of Recipient and cooperation with and assistance to any third-party consultants engaged by Recipient in connection with such transition (“Migration Services”), taking into account the need to minimize the cost of such migration and the disruption to the ongoing business activities of the Parties hereto and their Affiliates. The internal planning of the Migration Services by Provider and its Affiliates and Migration Services shall be provided to Recipient as set forth on Schedule A. Any such Migration Services shall be deemed to be Services for all purposes of this Agreement.

(d)Scope of Services; Standard of Care.

i.Provider shall perform, or shall cause its Affiliates to perform, all Services to the same standard of care, quality and professionalism as if they were being performed for Provider, and in any event with at least the same level of care, quality and professionalism as such Services were provided to Ashland’s specialty ingredients and performance materials businesses, as applicable, during the twelve (12) months preceding the Effective Date.
ii.In connection with providing the Services, Provider and its Affiliates shall not be required to perform, or refrain from taking, any actions that would result in any breach or violation of any license, lease or other agreement to which Provider or any of its Affiliates is a Party, or any Law; provided, however, that Provider will use commercially reasonable efforts, at the sole cost of Recipient, to obtain any third-party consents required to provide the Services to Recipient; provided, further that Provider and its Affiliates shall not be required to pay any consideration therefor, or to commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third-party in connection therewith. Until such consents are obtained, Provider will use commercially reasonable efforts, to arrange for an alternative method of delivering the relevant Services that does not violate any applicable Law. Recipient shall bear the costs for such alternative methods of delivering the relevant services.

iii.Except as otherwise provided in this Section 1(d), the Services to be provided under this Agreement are furnished as is, where is, with all faults, and without representation, warranty or condition of any kind, express or implied, including any representation, warranty or condition of noninfringement, merchantability, satisfactory quality, fitness for any particular purpose, absence of errors or absence of interruptions.

iv.Except as otherwise provided in Section 11(c) hereof, neither Provider nor any of its Affiliates will be required to perform any of the Services for the benefit of any person other than Recipient and its Affiliates.

(e)Changes to Services. Provider or its Affiliates may make changes from time to time in the manner of performing the Services if Provider or its Affiliates are making similar changes in performing similar services for Provider and its Affiliates; provided, however, that prior to Provider or its Affiliates modifying in any material and adverse manner the service level or manner of performing a Service, Provider or its Affiliates, as applicable, shall furnish to Recipient substantially the same notice (in content and timing) relating to changes referred to in this Section 1(e) as Provider or its Affiliates would furnish to its own Affiliates respecting such changes.

(f)Providers of Services. The selection of the personnel who will furnish the Services shall be made by Provider in its sole discretion, but with due consideration to providing the level of service required to be provided hereunder (as set forth in Section 1(d) hereof and Schedule A hereto). In no event shall Provider or its Affiliates be required to hire additional individuals or to retain any specific individual in its employ to provide the Services hereunder. Recipient understands that, prior to the date of this Agreement, Provider or its Affiliates may have contracted with third-party vendors to provide services in connection with all or any portion of the Services to be provided hereunder. Provider reserves the right to continue in accordance with past practice in effect during the twelve (12) months preceding the Effective Date in the ordinary course of business to subcontract with third-party vendors to provide the Services; provided, however, that the fees for such Services shall not exceed the fees Recipient would have incurred for such Services had Provider not subcontracted with a third-party vendor to provide such Services.

(g)Information and Access to Premises. Recipient shall, and shall cause its Affiliates to, on a reasonably timely basis, (i) provide Provider and its Affiliates with such information and documentation as is reasonably requested by Provider and (ii) perform such actions and tasks, in each case, as may be reasonably requested by Provider to enable Provider to perform the Services in accordance with this Agreement. All personnel providing Services and the supervisors of such personnel will be granted access to Recipient’s sites and systems as reasonably necessary or appropriate for them to fulfill their obligations hereunder; provided, however, that no person shall be required to remain at a site if conditions at such site present a hazard to such person’s health or safety.

(h)Cooperation. Each Party hereto and its Affiliates shall cooperate with each other in connection with the performance of the Services hereunder; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of Provider, the Recipient or their respective Affiliates.

(i)Data Ownership and Protection. During the Term, Provider shall retain possession of all data and records as required to enable Provider and its Affiliates to provide the Services as contemplated by this Agreement; provided, however, that Recipient shall own all of the data and records (i) provided by Recipient or its Affiliates, or created by or for Provider primarily on behalf of Recipient or its Affiliates, that are used by Provider or its Affiliates in relation to the provision of the Services hereunder and/or (ii) acquired by Recipient or its Affiliates pursuant to the Separation Agreement, in each case including, without limitation, employee information, customer information, product details and pricing information. All such data shall be provided by Provider as part of the Migration Services or as otherwise reasonably requested by Recipient.

Provider shall only process, use and store data, including personal data, which it may receive from the Recipient, while carrying out its duties under this Agreement, (a) in such a manner as is necessary to carry out those duties, (b) in accordance with all applicable privacy and data protection law obligations (including any applicable privacy policies of the Recipient) and (c) using appropriate technical and organizational security measures to prevent the unauthorized or unlawful processing of such personal data and/or the accidental loss, destruction, damage, alteration or disclosure of such personal data.
(j)Security. The Parties hereto shall use commercially reasonable efforts to ensure that Provider is able to maintain the level of security with respect to all of its facilities, networks and systems used in connection with the Services and all of the data contained therein as is maintained with respect to its facilities, networks and systems in the operation of its own businesses throughout the Term. Access to facilities, networks and systems by either of the Parties hereto or any Affiliate of either Party hereto in accordance with the terms of the Separation Agreement or Schedule A shall not be deemed to be a breach of the immediately preceding sentence. Recipient shall be entitled to choose an independent third-party to perform, at Recipient’s expense, with reasonable advance written notice and with reasonable cooperation of Provider, audits of the data and physical, electronic and systems security procedures in effect at the locations where Provider is providing Services, which audits shall be of the type and conducted in a manner that is reasonable under the circumstances for the provision of Services on a transitional basis.

(k)    Books and Records. Provider shall keep books and records of the Services provided and reasonable supporting documentation of all charges and expenses incurred in providing such Services and shall produce written records that verify the same. Provider shall make such books and records and documentation (including financial data required for filings and audits, in either electronic or paper form) available to the Recipient upon reasonable written notice, during normal business hours and subject to compliance with Section 9 hereof.

(l)    Representatives; Review Meetings.

i.In addition to the representatives of Provider and Recipient set forth in Schedule A with respect to each Service (the “Service Representatives”), Provider and Recipient shall each designate in writing to the other Party one representative (each a “Review Representative”) to act as a contact person with respect to all issues relating to the provision of the Services pursuant to this Agreement. To the extent an issue is not resolved by the Service Representatives or does not relate to a specific Service, the Review Representatives shall hold review meetings by telephone or in person, at times to be mutually agreed, to discuss any issues relating to such Service or the provision of the Services under this Agreement (“Review Meetings”). In the Review Meetings, the Review Representatives shall be responsible for discussing any problems identified in connection with the provision of the Services and, to the extent changes in the provision of the Services are agreed upon, for the implementation of such changes. The Review Representatives will mutually establish governance procedures for the Service Representatives to address and resolve issues and, if necessary, to escalate those issues to the Review Representatives for resolution in accordance with the terms of this Agreement. Each of Provider and Recipient shall have the right to, from time to time, change its Review Representative upon written notice to the other Party.

ii.In connection with the Information Technology Services (“IT Services”), Provider and Recipient shall each designate one to two senior Information Technology employees to participate on a steering committee (the “IT Steering Committee”). The IT Steering Committee will meet quarterly to provide overall guidance and direction as to the IT Services and the efforts to effectuate a smooth transition of the performance of IT Services from Provider to Recipient. Meetings will be facilitated by the Service Representatives designated by Provider and Recipient with respect to the IT Services. In the event of any dispute relating to the IT Services which cannot be resolved between the Service Representatives, such dispute will be elevated to the IT Steering Committee for resolution.

2.Local Agreements.

(a)With respect to any Services that are delivered in a particular country, Provider and Recipient may cause their respective Affiliates located in such country to enter into one or more local services agreements (each a “Local Agreement”), for the purpose of memorializing the implementation of this Agreement in that country, to address Services delivered locally in that country and payments for such Services. All Services shall be provided by Provider or its Affiliates, as applicable, pursuant to this Agreement or an executed Local Agreement. Unless and to the extent an individual Local Agreement expressly provides otherwise, each Local Agreement shall incorporate by reference the terms and conditions of this Agreement and shall not be construed as altering or superseding the rights and obligations of the Parties under this Agreement. In the event of any conflict between the terms of this Agreement and any Local Agreement, the provisions of this Agreement shall control.

(b)The Review Representatives (and/or their respective designees(s)) shall remain responsible for the administration of this Agreement and the individual Local Agreements on behalf of Provider and Recipient, respectively, and shall be the only Persons authorized to amend, modify, change, waive or discharge any rights and obligations under this Agreement on behalf of Provider and Recipient. No changes to any Local Agreement shall be made without the knowledge of the Review Representatives and the agreement of the local Provider Affiliate and local Recipient Affiliate in a written amendment to the Local Agreement.

(c)Recipient shall have the right to enforce this Agreement (including the terms of all Local Agreements) on behalf of each of its Affiliates that has entered into a Local Agreement, and to assert all rights and exercise and receive the benefits of all remedies (including Damages (as defined below)) of each such Affiliate, to the same extent as if Recipient were such Affiliate, subject to the limitations of liability applicable under this Agreement. Provider shall have the right to enforce this Agreement (including the terms of all Local Agreements)

on behalf of each Provider Affiliate that enters into a Local Agreement, and to assert all rights and exercise and receive the benefits of all remedies (including Damages) of each of its Affiliates, to the same extent as if Provider were such Affiliate, subject to the limitations of liability applicable under this Agreement.

3.Fees for Services.

(a)The fees or basis for the fees for the Services shall be as set forth in Schedule A; provided, however, that, in the event the Effective Date does not fall on the first calendar day of a calendar month, the monthly fees set forth in Schedule A for any Services provided during such month shall be pro rated accordingly. In addition to the fees set forth in Schedule A, Recipient shall pay, or cause its Affiliates to pay, each calendar month an administrative fee equal to 5% of the aggregate amount of fees payable (for the avoidance of doubt, excluding any amounts paid pursuant to Section 3(d) of this Agreement) for Services to be performed in such month (the “Administrative Fee”).

For Services with fees determined on an hourly basis (the “Hourly Services”), Provider shall provide, or cause its Affiliates to provide, as applicable, within ten calendar days of the end of a calendar month, a written invoice specifying (i) the fees payable for the Hourly Services provided during the prior month and (ii) the corresponding Administrative Fee. For other Services, Provider shall provide, or cause its Affiliates to provide, as applicable, within ten calendar days of the beginning of a calendar month, a written invoice specifying (i) the fees payable for the Services to be performed during such month and (ii) the corresponding Administrative Fee. Recipient shall pay, or cause its Affiliates to pay, as applicable, each such invoice within thirty (30) days of the date of such invoice (any such day on which a payment amount is due, the “Due Date”).
In the event that Additional Services are added in accordance with Section 1(b) of this Agreement, Schedule A shall be amended as necessary to reflect the service fees with respect to such Services. All payments made pursuant to this Section 3 shall be made in local currency designated in Schedule A by wire transfer to an account at a financial institution designated in writing by Provider or its Affiliates, as applicable. Notwithstanding the foregoing, in the event Recipient disputes any amount on an invoice, Recipient shall notify Provider in writing within ten (10) business days after Recipient’s receipt of such invoice and shall describe in detail the reason for disputing such amount, and will be entitled to withhold such amount during the pendency of the dispute. The provisions of Sections 11(i), 11(j) and 11(k) of this Agreement shall apply with respect to any disputed amount. Upon resolution of the Dispute (as defined below), to the extent Recipient owes Provider some or all of the amount withheld, it shall promptly pay such applicable amount to Provider.
(b)Any invoices not paid or the subject of a good faith dispute by the Due Date shall bear interest at a rate equal to the United States Federal Funds Rate plus 1.25%, calculated on the basis of the actual number of days elapsed, divided by 365, from the Due Date until the date payment is received in full by Provider.

(c)Provider shall, and shall cause its Affiliates to, cooperate and provide such information as reasonably requested by Recipient and provide such back-up therefor as reasonably requested by Recipient in connection therewith to the extent reasonably required to permit Recipient to review and evaluate the amounts set forth in any invoice and verify such amounts. If any such review reveals any overpayment by Recipient, Provider shall promptly refund the amount of such overpayment to Recipient.

(d)Recipient shall pay any one time set up charges and/or windup charges for the Services listed in Schedule A and to the extent reasonable out-of-pocket expenses are incurred by Provider in connection with the performance of a Service and have been approved in writing by Recipient, shall promptly reimburse Provider for such costs.

(e)This Section 3 shall survive the expiration, termination or cancellation of this Agreement with respect to the Services performed pursuant to this Agreement for which Recipient has not yet paid.

4.Taxes. The amounts set forth for each Service on Schedule A do not include any federal, state, local or foreign sales, use, value added, goods and services, or other similar taxes (but, for the avoidance of doubt, excluding any taxes based upon or calculated by reference to income, receipts or capital or withholding taxes) sustained, incurred, or levied with respect to the sale, performance, provision or delivery of Services (the “Sales Taxes”), which such Sales Taxes will be separately stated on the relevant invoice to Recipient. Recipient shall pay all such Sales Taxes to Provider in accordance with Section 3(a). Except as otherwise required under applicable Law, Provider shall be solely responsible for payment of all such Sales Taxes to the applicable Governmental Authority and for timely withholding and remitting to the applicable Governmental Authority any employment, income or other taxes required to be withheld in respect of its employees related to the sale, performance, provision or delivery of Services (the “Withholding Taxes”). Except as otherwise required under applicable Law, Provider shall timely prepare and file all tax returns required to be filed with any Governmental Authority with respect to such Sales Taxes and Withholding Taxes and, in the case of value-added taxes, timely provide Recipient with valid value-added tax invoices in accordance with applicable Law. Notwithstanding the foregoing, in the case of all Sales Taxes, Recipient shall not be obligated to pay such Sales Taxes if and to the extent that Recipient has provided any valid exemption certificates or other applicable documentation that eliminate or reduce the obligation to collect and/or pay such Sales Taxes.

5.Term and Termination of Agreement.

(a)This Agreement shall commence on the Effective Date and shall terminate on the earlier to occur of (i) the close of business on the latest Applicable Termination Date specified in Schedule A with respect to any Service hereunder and (ii) the close of business on the two year anniversary of the Effective Date, unless earlier terminated in accordance with any other express provision of this Agreement or by written agreement of the Parties (the “Term”).

(b)The obligation of the Provider and its Affiliates to provide any Service hereunder shall cease on the earliest to occur of (i) the last day of the Term and (ii) the Applicable Termination Date specified in Schedule A with respect to such Service. If the provision by Provider of one Service (the “Underlying Service”) is necessary in order to enable Provider to provide any other Services (the “Dependent Services”) as set forth in Schedule A, Recipient may not terminate the Underlying Service without also canceling all applicable Dependent Services.

6.Force Majeure.

(a)A Party will be excused from performing hereunder (except for the performance of financial obligations for the Services provided) and will not be liable in damages or otherwise when and to the extent its performance is delayed or prevented by any circumstance beyond its reasonable control and not due to its willful misconduct or negligence (a “Force Majeure”), including, without limitation, the following: natural disaster; fires; floods; earthquakes; storms; unusual weather conditions; explosions; terrorist act or war; accidents; breakdowns of machinery or equipment; inability to obtain equipment, fuel or other materials; labor shortages, slowdowns, strikes, lockouts or other disputes; public disorder, riots or other civil disturbances; or voluntary or involuntary compliance with any Law, order, official recommendation or request of any Governmental Authority.

(b)    If the performance of any obligation hereunder is sought to be excused by reason of a Force Majeure, the affected Party shall promptly notify the other Party in writing of the Force Majeure, the anticipated extent of the delayed or prevented performance and the steps it will take to remedy the situation. The Party so affected shall use commercially reasonable efforts to cure or remedy such cause of non-performance in a timely manner; provided, however, that it shall not be required to make any concession or grant any demand or request to settle any strike or other labor dispute. In no event will the affected Party be obligated to procure individuals from other sources to enable it to perform its obligations hereunder. At the option of Recipient, the term of any Service affected by a Force Majeure shall be tolled until such Service is resumed in accordance with the standards set forth in Section 1(d)(i) of this Agreement; provided, however, that this Agreement shall terminate no later than on the close of business on the latest Applicable Termination Date.

7.Limitation of Liability; Indemnity.

(a)    Determination of the suitability of any Services furnished hereunder for the use contemplated by Recipient is the sole responsibility of Recipient, and neither Provider nor its Affiliates will have any responsibility in connection therewith. Subject to Sections 1(d)(i) and 7(d), Recipient assumes all risk and liability for loss, damage or injury to persons or property arising out of such Services, however used, and Provider and its Affiliates shall in no event be liable to Recipient or its Affiliates or those claiming by, through or under Recipient or its Affiliates (including employees, agents, customers, subtenants, contractors and other invitees) for any damage, including, without limitation, personal or property damage, suffered by any of them, directly or indirectly, as a result of any Services provided hereunder, regardless of whether due or alleged to be due to the negligence of Provider or its Affiliates, except to the extent such damage is occasioned by the bad faith, willful misconduct, fraud or gross negligence of Provider or its Affiliates or the willful breach of this Agreement by Provider.

(b)    NONE OF PROVIDER, RECIPIENT OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE FOR ANY LOST PROFITS, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND WHETHER OR NOT BASED ON CONTRACT, TORT, WARRANTY CLAIMS OR OTHERWISE, IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE SERVICES PROVIDED HEREUNDER (OTHER THAN ANY PUNITIVE OR CONSEQUENTIAL DAMAGES FOR WHICH PROVIDER INDEMNITEE (AS DEFINED BELOW) OR RECIPIENT INDEMNITEE (AS DEFINED BELOW) IS FOUND LIABLE THROUGH THE FINAL RESOLUTION OF AN UNAFFILIATED THIRD-PARTY CLAIM, WHETHER CAUSED BY BREACH OF THIS AGREEMENT, NEGLIGENCE OR OTHERWISE; PROVIDED, HOWEVER, THAT THE FEES FOR SERVICES HEREUNDER AND PROVIDER’S RIGHT THERETO SHALL NOT BE DEEMED LOST PROFITS, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE IN NATURE.

(c)    Recipient shall indemnify, defend and hold harmless Provider and its Affiliates and their respective officers, directors, employees, agents, advisors or representatives (each a “Provider Indemnitee”) from and against all costs, judgments, awards, claims, suits, liabilities, damages, losses, penalties and other expenses of any kind or nature (whether absolute, accrued, contingent or other) suffered by any of them arising from or in connection with this Agreement or the Services provided hereunder, regardless of the legal basis of liability or legal or equitable principle involved, including reasonable attorneys’ fees and expenses of investigation (which fees and expenses shall be paid as incurred) (collectively, the “Damages”); provided, however, that such indemnity shall not apply for the benefit of a Provider Indemnitee if it is ultimately found through settlement or by final, non-appealable order that such Provider Indemnitee’s actions constituted gross negligence, fraud, bad faith, willful misconduct or willful breach of this Agreement.

(d)    Provider shall indemnify, defend and hold harmless Recipient and its Affiliates and their respective officers, directors, employees, agents, advisors or representatives (each a “Recipient Indemnitee”) from and against all Damages, solely to the extent that it is ultimately found through settlement or by final, non-appealable order that Provider’s actions in respect of such damages constituted gross negligence, fraud, bad faith, willful misconduct or willful breach of this Agreement.

(e)    Any Actions relating to indemnification under this Section 7 shall be conducted in accordance with the procedures as set forth in Section 6.05 and Section 6.06 of the Separation Agreement.

(f)    Nothing contained in this Section 7 shall limit or alter the obligation of either Party to indemnify the other Party pursuant to the Separation Agreement or any Ancillary Agreement; provided, however, that no Party shall obtain duplicative recoveries. For the avoidance of doubt, the provisions of Article 6 of the Separation Agreement shall not constitute the sole and exclusive remedy in respect of Damages arising from or in connection with this Agreement or the Services.

(g)    The provisions of this Section 7 shall survive the expiration, termination or cancellation of this Agreement and shall be enforceable to the fullest extent permitted by law or in equity.

8.Remedies for Default.

(a)If a Party:

i.defaults in the payment of any indebtedness hereunder to the other Party (other than amounts that are the subject of an unresolved Dispute) and fails to remedy such breach within thirty (30) business days of written notice of such default from the non-defaulting Party;

ii.commits a breach of any other provision of this Agreement in any material respect and fails to remedy such breach within forty-five (45) business days of written notice of such breach from the non-defaulting Party (or such longer period if a cure not capable of being completed within such forty-five (45) business day period has been commenced and is being diligently pursued); or

iii.voluntarily files, or involuntarily has filed against it (which filing is undismissed within sixty (60) days of such involuntary filing), any bankruptcy, receivership, insolvency or reorganization proceeding;
then in any such event the other Party will have the right, in addition to any other rights and remedies it may have hereunder, to suspend the provision or receipt of Services hereunder or to terminate this Agreement if such delay or default substantially impairs the value of the entire Agreement to the non-defaulting Party.
9.Confidentiality. Each Party hereby acknowledges that confidential Information of such Party or members of its Group may be exposed to employees and agents of the other Party or its Group as a result of the activities contemplated by this Agreement. Each Party agrees, on behalf of itself and its Affiliates, that such Party’s obligation to use and keep confidential such Information of the other Party or its Group shall be governed by Sections 7.01(c) and 7.08 of the Separation Agreement.

10.Ownership of Intellectual Property.

(a)Except as otherwise expressly provided in this Agreement, the Separation Agreement or the other Ancillary Agreements (as defined in the Separation Agreement), each of the Parties hereto and their respective Affiliates shall retain all right, title and interest in and to their respective Intellectual Property, including any and all improvements, modifications, derivative works, additions or enhancements thereof. No license or right, express or implied, is granted under this Agreement by either Party or such Party’s Affiliates in or to their respective Intellectual Property, except that, solely to the extent required for the provision or receipt of the Services in accordance with this Agreement, each Party (“Licensor”), for itself and on behalf of its subsidiaries, hereby grants to the other (“Licensee”) (and the Licensee’s subsidiaries) a non-exclusive, revocable (solely as expressly provided in this Agreement), non-transferable, non-sublicensable (except to third parties as required for the provision or receipt of Services, but not for their own independent use), royalty-free, worldwide license during the Term to use such Intellectual Property of the Licensor in connection with this Agreement, but only to the extent and for the duration necessary for the Licensee to provide or receive the applicable Service under this Agreement. Upon the expiration of such term, or the earlier termination of such Service in accordance with this Agreement, the license to the relevant Intellectual Property will terminate; provided, that all licenses granted hereunder shall terminate immediately upon the expiration or earlier termination of this Agreement in accordance with the terms hereof. Upon the expiration or termination of this Agreement or an applicable Service, the Licensee shall cease use of the Licensor’s Intellectual Property and shall return or destroy at the Licensor’s request all Intellectual Property provided in connection with this Agreement. The foregoing license is subject to any licenses granted by others with respect to Intellectual Property not owned by the Parties hereto or their respective Affiliates.

(b)    Subject to the limited license granted in Section 10(a), in the event that any Intellectual Property is created, developed, written or authored by a Party hereto in connection with the performance or receipt of the Services by such Party, all right, title and interest throughout the world in and to all such Intellectual Property shall vest solely in such Party unconditionally and immediately upon such Intellectual Property having been created, developed, written or authored, unless the Parties hereto agree otherwise in writing.

(c)    In the event that any Intellectual Property is created, developed, written or authored by a Party hereto or any of its Affiliates in connection with the performance or receipt of the Services by such Party in accordance with this Agreement, such Party hereby grants to the Party hereto that did not create, develop, write or author such Intellectual Property, and its Affiliates, a limited, nonexclusive, nontransferable, irrevocable, royalty-free license (without the right to sublicense except as expressly provided herein), to use, subsequent to the Term, any Intellectual Property developed for and used in connection with Services provided under this Agreement. The Party hereto that did not create, develop, write or author such Intellectual Property shall be entitled to grant sublicenses of the license granted pursuant to this Section 10(c) for the benefit of itself and its Affiliates to their vendors, contractors, subcontractors and other similar third-party service providers solely to the extent necessary for such third parties to perform services for such Party and its Affiliates.

(d)    To the extent title to any Intellectual Property that is the subject of Section 10(b), vests, by operation of Law, in the Party hereto or an Affiliate of the Party hereto that did not create, develop, write or author such Intellectual Property, such Party or Affiliate of the Party hereby assigns to the other Party or its designated Affiliate all right, title and interest in such Intellectual Property and agrees to provide such assistance and execute such documents as such other Party may reasonably request to vest in such Party all right, title and interest in such Intellectual Property.

11.Miscellaneous.

(a)All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, if delivered by certified mail, return receipt requested, or by an internationally recognized courier service, or if sent by facsimile, provided that the facsimile is promptly confirmed by written confirmation thereof to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

If to Provider or any of its Affiliates, to:
VALVOLINE INC.
3499 Blazer Parkway
Lexington, KY 40509
Attn: Julie M. O’Daniel, Esq.
e-mail: JMODaniel@valvoline.com

If to Recipient or any of its Affiliates:
ASHLAND GLOBAL HOLDINGS INC.
50 E. RiverCenter Blvd.
Covington, KY 41011
Attn: Peter J. Ganz, Esq.
e-mail: PGanz@ashland.com

with a copy to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attn: Susan Webster and Thomas E. Dunn
e-mail: SWebster@cravath.com, TDunn@cravath.com
Facsimile: (212) 474-3700

(b)Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Recipient and Provider or, in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s Assets, or (b) the sale of all or substantially all of such Party’s Assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. No assignment permitted by this Section 11(c) shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

(d)Except to the extent provided by Section 7 hereof, the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any person except the Parties hereto any rights or remedies hereunder.

(e)This Agreement, including Schedule A, comprises the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for (i) the Separation Agreement, (ii) any Local Agreements, (iii) the Ancillary Agreements, and (iv) any written agreement of the Parties that expressly provides that it is not superseded by this Agreement.

(f)Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

(g)This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Recipient, Provider or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

(h)This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Commercial Division of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.

(i)    Prior to initiating any legal action in accordance with Section 11(h), any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or the breach, termination, or validity thereof (“Dispute”), shall be resolved by submitting such Dispute first to the relevant Service Representative of each Party hereto, and such Service Representatives shall seek to resolve such Dispute through informal good faith negotiation. In the event that any dispute among the Parties hereto relating to the Services or this Agreement is not resolved by such Service Representatives within ten (10) business days after the claiming Party verbally notifies the other Party of the Dispute (during which time the Service Representatives shall meet in person or by telephone as often as reasonably necessary to attempt to resolve the Dispute), such Service Representatives shall escalate the dispute to the Review Representatives for resolution. In the event the Review Representatives fail to meet or, if they meet, fail to resolve the Dispute within an additional ten (10) business days, then the claiming Party will provide the other Party with a written “Notice of Dispute”, describing (i) the issues in dispute and such Party’s position thereon, (ii) a summary of the evidence and arguments supporting such Party’s positions, (iii) a summary of the negotiations that have taken place to date, and (iv) the name and title of the senior executives or their respective designees who will represent each Party. The senior executives or their respective designees designated in such Notice of Dispute shall meet in person or by telephone as often as reasonably necessary to resolve the Dispute and shall confer in a good faith effort to resolve the Dispute. If such senior executives or their respective designees decline to meet within the allotted time or fail to resolve the Dispute within twenty (20) business days after receipt of the Notice of Dispute, then either Party may, if the dispute does not relate to or arise out of Section 3(a), subject to Sections 11(h) and 11(p), pursue any legal remedy available to it hereunder or under law, or if the Dispute relates to or arises out of Section 3(a), pursue the remedy set forth in Section 11(j).

(j)    If any Dispute relates to or arises out of Section 3(a), either Party may promptly submit the disputed invoice to an independent third-party (the “Arbitrator”), selected by the mutual agreement of the Parties hereto or, if the Parties hereto fail to agree on such third-party within ten (10) days of receipt by either Party of a demand for arbitration, at the request of either Party, a third-party shall be appointed by the American Arbitration Association (“AAA”) using the listing, striking and ranking method in the Expedited Procedures of the Commercial Arbitration Rules of the AAA then in effect (the “Rules”), for resolution. The Arbitrator shall be engaged solely to determine whether the disputed invoice has been properly rendered and reflects amounts due and owing in accordance with the terms of this Agreement. The arbitration shall be held in accordance with the Rules, except as modified herein. Any time period contained herein or in the Rules may be extended by mutual agreement of the Parties or by the Arbitrator for good cause shown. The arbitration shall be held in New York. Each Party shall submit its position in writing to the Arbitrator within 10 days of the appointment of the Arbitrator. Within thirty (30) days after receipt of such submissions, the Arbitrator shall make a final written determination and award of the amounts due under the disputed invoice, and such determination and award shall be final, conclusive and binding upon the Parties hereto, and may be entered and enforced in any court having jurisdiction. All fees and disbursements of the Arbitrator shall be paid by the Party that is unsuccessful in such arbitration.

(k)    A Party’s failure to comply with Sections 11(i) and 11(j) shall constitute cause for dismissal without prejudice of any legal proceeding.

(l)    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

(m)    The heading references herein are for convenience purposes only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

(n)    If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

(o)    The English language shall be the definitive and controlling text of this Agreement, notwithstanding the translation of this Agreement into any other language.

(p)    EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(P).

(q)    It is expressly understood that the relationship between the Parties hereto is that of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or other relationship. Neither Party has the authority to bind the other to any third person or otherwise to act in any way as the representative of the other, unless otherwise expressly agreed to in writing signed by both Parties hereto.

(r)    Nothing in this Agreement (including any breach hereof) shall affect the obligations of Provider and Recipient under the Separation Agreement. In the case of any conflict or inconsistency between the Separation Agreement and this Agreement, the terms of the Separation Agreement shall govern and control.

(s)    The provisions of this Section 11 shall survive the expiration, termination or cancellation of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Transition Services Agreement to be executed by their duly authorized representatives.

VALVOLINE INC.
by
/s/ Julie O’Daniel
Name: Julie O’Daniel
Title: General Counsel and Corporate
Secretary

ASHLAND GLOBAL HOLDINGS INC.
by
/s/ Peter J. Ganz
Name: Peter J. Ganz
Title: Senior Vice President, General
Counsel, and Secretary

[Signature Page to Reverse Transition Services Agreement]